SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
                       Amendment No. 1
                          Form S-8

                   REGISTRATION STATEMENT
                            Under
                 The Securities Act of 1933

                     Camelot Corporation
     (Exact name of registrant as specified in charter)

Colorado                                     84-0691531
(State of Incorporation)                     (I.R.S. No.)

           17770 Preston Rd, Dallas, Texas  75252
(Address of principal executive offices, including zip code)

              1996 Stock Option Incentive Plan
                  (Full title of the Plan)

                  Jeanette Fitzgerald, Esq.
               Vice President, General Counsel
                     Camelot Corporation
           17770 Preston Rd, Dallas, Texas  75252
           (Name and address of agent for service)

                        (972)733-3005
    (Telephone number, including area code, of agent for
                          service)

               CALCULATION OF REGISTRATION FEE
Title          Amount to be   Proposed  Proposed maximum     Amount of
of              registered *   maximum   aggregate               registration
securities                    offering  offering price *       fee *
to be                         price per
registered                    share *

Camelot
Corporation,
Common Stock,  500,000         $5.69          $2,845,000         $588.49
par value
$.010 per share


 *The 500,000 shares being registered represent the approximate number of shares awardable in 1996 under the Plan described herein, as estimated solely under the Securities Act of 1933, the offering price and registration fee have been calculated on the basis of the exercise price of the options awarded under the Plan described herein, which cover a range of $2.06 to $5.69. An additional fee is being paid for the increased number of shares, 300,000 being registered as part of this amendment.






                           PART I

    INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

      Note: The document(s) containing the employee benefit plan information required by Item 1 of this Form and the statement of availability of Registrant information, employee benefit plan information and employee benefit plan annual reports and other information required by Item 2 of this Form will be sent or given to participants as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                           PART II

    INFOFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Incorporation of documents by reference.

      The following documents, which Camelot Corporation ("Camelot") has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     a) Camelot's 1997 Report on Form 10-K for the fiscal year ended April 30, 1997;
     b) Camelot's 1997 Report on Form 10-Q for the quarter ended July 31, 1997;
     c)   Camelot's Current Reports on Form 8-K dated May 20,
       1997; and
     d)   Camelot's Current Report on Form 8-K dated September
       26, 1997.

      All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be at the date of filing of such documents.

      Any statement contained in this Registration Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



EXPERTS

       The consolidated financial statements of Camelot Corporation included in Camelot's Annual Report on Form 10-K for its fiscal years ended April 30, 1997, 1996 and 1995 have been incorporated by reference in this Registration Statement in reliance on the report of Lane, Gorman & Trubitt, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Item 4.   Description of Securities.

     Not Applicable.

     Item 5.   Interests of Named Experts and Counsel.

      Ms. Fitzgerald is an officer and director of Camelot, owns 1,500 common shares of the Company and has options granted to her under the plan to be registered.

     Item 6.   Indemnification of Directors and Officers.

      Pursuant to the Colorado General Corporation Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, act reasonable incurred by faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the corporation, such corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the court shall deem proper. Indemnification, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct. Such determination is made (1) by the board of directors by a majority vote of a quorum consisting of disinterested directors, or (2) by independent legal counsel in a written opinion, or (3) by the stockholders.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such matter, Colorado law permits the corporation to indemnify him against expenses actually and reasonably incurred by him in his defense. Further, expenses may be paid by the corporation in advance of final disposition of the matter upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Such indemnification and advancement of expenses is not deemed exclusive of any other right to which a director or officer might be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Colorado law also empowers a corporation to purchase and maintain insurance on behalf of any person who might be indemnified thereunder whether or not the corporation would have the power to indemnify him against such liability under such Colorado law.

      Camelot has in effect an amendment to its Restated Certificate of Incorporation, providing for indemnification of certain persons including directors and officer of Camelot or a subsidiary corporation, partnership, joint venture, trust or other enterprise.

     Item 7.   Exemption from Registration Claimed.

     Not Applicable.

     Item 8.   Exhibits.

     The Exhibits are listed in the Index to Exhibits immediately preceding the Exhibits.

     Item 9.   Undertakings.

     a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
            Statement:

               (i)  To include any prospectus required by Section 10(a) (3)
                 of the Securities Act of 1933;
               (ii)      To reflect in the prospectus any facts or events
                 arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii)     To include any material information with respect
                 to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a) (1) (i) and  (a)  (1)
(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering be deemed to be the initial bona fide offering thereof.

          3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act governed by the final adjudication of such issue.

                         Signatures

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 14, 1997.

                              CAMELOT CORPORATION


                              By: /s/ Daniel Wettreich
                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                           Date

Daniel Wettreich         Chairman and Chief Executive
                         Officer,                            10-14-97
                         Director

Jeanette Fitzgerald Vice President and General Counsel,
                    Director                                 10-14-97


Allan Wolfe              Director                             10-14-97

Bruce Baldwin            Director                              10-14-97

Robert Gregory      Vice President of Finance                  10-14-97

INDEX TO EXHIBITS

Exhibit No.              Description

4*               Camelot   Corporation  1996  Stock   Option
                  Incentive Plan.

5*              Opinion  and consent of Jeanette Fitzgerald,
                 Esq., Vice President  and  General Counsel  of
                 Camelot Corporation

23*  (a)       Consent of Lane Gorman Trubitt, L.L.P.

      (b) The consent of Jeanette Fitzgerald, Esq. is contained in her opinion filed as Exhibit 5.

*Previously filed.